Exhibit 99.3

February 23. 2007

Dear Landmark Shareholder:

1st Pacific Bancorp (FPBN), the parent company of 1st Pacific Bank of California, and Landmark National Bank (LMRK) today announced they have entered into a definitive agreement for the merger of Landmark National into 1st Pacific, in a cash and stock transaction. The merger is subject to regulatory and shareholder approval and is expected to close in the late 2nd Quarter or early 3rd Quarter of 2007. Once completed it will solidify 1st publicly held community business bank headquartered in San Diego.

The enclosed press release provides you with the pertinent details, but briefly, the merger will:

•                  Provide you with the option of converting your Landmark shares into cash or 1st Pacific Bank common stock

•                  Create a banking institution with close to $450 million in assets

•                  Provide customers with enhanced lending limits, seven strategically located offices throughout San Diego County, and increased products and services

In an era of large out-of-area bank takeovers, San Diego needs a community bank like 1st Pacific with the size, resources, and local knowledge to meet local business banking needs. This is an opportunity for you as an investor to hold shares in the premier community business bank in San Diego County—one that has a track record of growth unmatched by any of its peers over the past six years.

To find out more about 1st Pacific Bank, please visit www.1stpacbank.com. Please note the 1st Pacific stock symbol is FPBN.

If you have any questions regarding the merger, please feel free to contact either of us. We will communicate updates as they occur during this merger process.

Thank you for your support.

Sincerely,

F. J. “Rick” Mandelbaum	A. Vincent Siciliano
President & CEO	President & CEO
Landmark National Bank	1st Pacific Bank of California
(858) 947-2323	(858) 875-2005

P.O. Box 1429   937 Lomas Santa Fe Drive   Solana Beach, California 92075   858.509.2700   858.509.0898 fax 800.509.4008

P.O. Box 9018   La Jolla, California 92038   7817 Ivanhoe Aveue, Suite100   La Jolla, California 92037   858.332.1000 858.332.1018 fax

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This letter includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s filings with the SEC and Landmark National Bank’s filings with the OCC. Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful. You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters. The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at Phone: (858) 509-2700.